SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SECOND AMENDMENT, effective as of May 1, 2017, to the Custody Agreement dated as of June 30, 2016, further amended effective June 30, 2016 (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Company and the Custodian desire to amend the series of the Company to add a new Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend the Agreement by adding Exhibit N attached hereto for the purposes of adding the following series to the Agreement:

Orinda Income Opportunities Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB Fund, Inc.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Salvatoire Faia	By:	/c/ Michael L. Ceccato

Printed Name: Salvatore Faia		Printed Name: Michael L. Ceccato

Title: President		Title: Vice President

Exhibit N to the Custody Agreement – The RBB Fund, Inc.

Fund Name
Orinda Income Opportunities Fund

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